Exhibit 99.1

Korro Reports First Quarter 2024 Financial Results

and

Appointment of Kemi Olugemo, M.D. as Chief Medical Officer

—	On track for regulatory filing for First-in-Human (FIH) study of KRRO-110 in patients with Alpha-1 Antitrypsin Deficiency (AATD) anticipated in the second half of 2024

—	Further strengthened balance sheet with closing of $70.0 million private placement (PIPE) on April 22, 2024, with cash and cash equivalents of approximately $206.0 million at close

—	Cash runway into second half of 2026 to fund anticipated interim readout of KRRO-110 in the second half of 2025 and FIH study completion in 2026

—	Appointed Kemi Olugemo, MD, FAAN, as Chief Medical Officer

CAMBRIDGE, Mass., May 14, 2024 — Korro Bio, Inc. (Korro) (Nasdaq: KRRO), a biopharmaceutical company focused on developing a new class of genetic medicines based on editing RNA for both rare and highly prevalent diseases, today reported financial results for the first quarter of 2024, and provided an update on its recent progress and anticipated milestones.

"Korro’s first quarter performance reflects significant progress on all fronts in a short period of time. Today we are excited to announce the addition of Dr. Kemi Olugemo as Korro’s Chief Medical Officer. Kemi's leadership experience and deep expertise in drug development will play an integral role in shaping our clinical development strategy, and strengthening our organization,” said Dr. Ram Aiyar, CEO and President of Korro. “Completion of our $70.0 million financing broadens our stockholder base and provides us with the cash runway to deliver on multiple value-creating catalysts through 2026. We believe with our experienced leadership and strong balance sheet, we are well positioned to be leaders in advancing our broad portfolio of innovative RNA-based therapies.”

Pipeline and Business Updates:

•
Strengthened cash position with a $70.0 million PIPE. In April 2024, Korro announced a PIPE of approximately $70.0 million with participation from new and existing investors. The PIPE was led by funds affiliated with Deep Track Capital, with participation from Atlas Venture, Blue Owl Healthcare Opportunities, NEA, Rock Springs Capital, Tri Locum Partners, and other leading healthcare investors.
•
Progressed KRRO-110 towards a regulatory filing. KRRO-110 is the first RNA editing oligonucleotide product candidate from Korro’s proprietary RNA editing platform OPERATM. KRRO-110 is designed to co-opt an endogenous enzyme, Adenosine Deaminase Acting on RNA (ADAR), to edit the “A” variant on SERPINA1 RNA, repair an amino acid codon, and restore secretion of normal alpha-1 antitrypsin (AAT) protein. This repair of the endogenous protein has the potential to clear protein aggregates from within liver cells to create a potentially clinically differentiated benefit for liver function and to preserve lung function by providing an adequate amount of normal AAT protein.

•
Appointed Dr. Kemi Olugemo as Chief Medical Officer. Dr. Olugemo brings more than 10 years of industry experience focused on clinical development and regulatory strategy. She joins Korro after serving as VP & Therapeutic Head, Neurology Global Clinical Development at Ultragenyx Pharmaceutical. In this role, she directed and oversaw the overall strategy for clinical drug product development, supported the development of global regulatory plans and identified critical opportunities for external collaborations. Dr. Olugemo holds an M.D. from the University of Maryland School of Medicine and a B.Sc. in Clinical Laboratory Science from the University of Massachusetts, Lowell. With her experience in rare and more prevalent diseases, Dr. Olugemo will provide invaluable expertise and leadership to advance Korro’s clinical and regulatory initiatives.

Upcoming Milestones:

•
Regulatory filing for KRRO-110 in AATD on track for the second half of 2024.
•
Anticipated interim Phase 1/2 clinical trial readout for KRRO-110 in the second half of 2025.
•
Completion of the Phase 1/2 clinical trial for KRRO-110 expected in 2026.

First Quarter 2024 Financial Results:

Cash Position: Cash and cash equivalents were $138.8 million as of March 31, 2024, compared to $166.1 million as of December 31, 2023. The net decrease of $27.3 million in cash and cash equivalents includes costs relating to capital expenditure of $5.6 million and merger-related severance payments of $2.8 million. Korro expects its cash and cash equivalents, together with the gross proceeds of $70.0 million from the April 2024 PIPE, will fund operating expenses and capital expenditure requirements into the second half of 2026.

Research and Development (R&D) Expenses: R&D expenses were $13.6 million for the three months ended March 31, 2024, as compared to $14.7 million for the same period in 2023. The decrease in R&D expenses was driven primarily by decreases in license fees and lab supplies costs during the three months ended March 31, 2024.

General and Administration (G&A) Expenses: G&A expenses were $7.9 million for the three months ended March 31, 2024, as compared to $5.4 million for the same period in 2023. The increase was primarily due to increases in professional fees, facility costs and personnel costs attributable to build-out of the G&A function and compliance costs as a public company.

Net Loss: Korro’s net loss was $19.6 million for each of the three months ended March 31, 2024, and 2023.

About Korro

Korro is a biopharmaceutical company focused on developing a new class of genetic medicines for both rare and highly prevalent diseases using its proprietary RNA editing platform. Korro is generating a portfolio of differentiated programs that are designed to harness the body’s natural RNA editing process to effect a precise yet transient single base edit. By editing RNA instead of DNA, Korro is expanding the reach of genetic medicines by delivering additional precision and tunability, which has the potential for increased specificity and improved long-term tolerability. Using an oligonucleotide-based approach, Korro expects to bring its medicines to patients by leveraging its proprietary platform with precedented delivery modalities, manufacturing know-how, and established regulatory pathways of approved oligonucleotide drugs. Korro is based in Cambridge, Mass. For more information, visit korrobio.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include, but are not limited to, express or implied statements regarding expectations, hopes, beliefs, intentions or strategies of Korro regarding the future including, without limitation, express or implied statements regarding: Korro’s planned regulatory filing for KRRO-110 in AATD and timing of any interim data readout and completion of any Phase 1/2 clinical trial ; Korro’s cash runway; Korro’s ability to advance its pipeline and the role of RNA editing technology in developing therapeutic options; KRRO-110’s potential as a best-in-class drug candidate for AATD; and the benefits of OPERA; among others. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” “aim,” “target,” “commit,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward looking. Forward-looking statements are based on current expectations and assumptions that, while considered reasonable are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, various factors beyond management’s control including risks inherent in biopharmaceutical development; risks associated with pre-clinical studies and clinical trials; and other risks associated with obtaining regulatory approvals and protecting intellectual property; as well as risks associated with general economic conditions; the inability to recognize the anticipated benefits of the merger, which may be affected by, among other things, competition, Korro’s ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees; costs related to merger; the possibility that Korro may be adversely affected by other economic, business, and/or competitive factors; other risks and uncertainties indicated from time to time in Korro’s filings with the SEC, including Part I, Item 1A. “Risk Factors” in Korro’s Quarterly Report on Form 10-Q filed with the SEC on the date hereof, as such may be amended or supplemented by its other filings with the SEC. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Except as required by law, Korro does not undertake or accept any duty to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or in the events, conditions or circumstances on which any such statement is based. This press release does not purport to summarize all of the conditions, risks and other attributes of an investment in Korro.

Korro Contact Information

Investors
IR@korrobio.com

Media
Glenn Silver
FINN Partners
Glenn.silver@finnpartners.com

Korro Bio, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2024	2023
Operating expenses:
Research and development	$13,572	$14,694
General and administrative	7,881	5,392
Total operating expenses	21,453	20,086
Loss from operations	(21,453)	(20,086)
Other income:
Other income, net	1,913	481
Total other income, net	1,913	481
Loss before provision for income taxes	(19,540)	(19,605)
Provision for income taxes	(17)	—
Net loss and comprehensive loss	$(19,557)	$(19,605)
Net loss per share, basic and diluted	$(2.44)	$(72.20)
Weighted-average shares used in computing net loss per share, basic and diluted	8,019,626	271,522

Korro Bio, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2024	December 31, 2023
Cash, cash equivalents and investments	$138,804	$166,150
Working capital (1)	134,602	153,245
Total assets	197,985	221,663
Total liabilities	46,627	51,752
Total stockholders' equity	151,358	169,911

(1) Working capital is defined as current assets less current liabilities.